Marathon Underwriting Syndicates Members



Banc of America Securities LLC
BNP Paribas
Citi
Deutsche Bank Securities
JPMorgan Securities, Inc.
Lazard Capital Markets
Lehman Brothers Inc.
Morgan Stanley & Co.
NatCity Investments, Inc.
Scotia Capital